Exhibit 10.1

Patheon Pharmaceutical Services Inc
4721 Emperor Blvd., Suite 200
Durham, North Carolina 27703

January 29, 2013

PRIVATE AND CONFIDENTIAL

Geoffrey M. Glass

400 W. North Street

Unit 1506

Raleigh, NC 27603

RE: Amendment to Employment Contract

Dear Geoff:

Further to our discussions, this letter (the “Letter”), effective as of December 17, 2012 (the “Amendment Effective Date”), confirms your promotion to the role of President, Product and Technology Commercialization, describes certain changes to the terms and conditions of your employment and, once signed, will serve as an amendment to the Employment Agreement between you and Patheon Pharmaceutical Services Inc. (the “Company”), dated March 17, 2009, as amended (the “Employment Agreement”). Any terms used in this Letter that are not defined herein have the definition ascribed to them in the Employment Agreement. The Company is a subsidiary of Patheon Inc. (“Patheon”).

1.	General Provisions

This Letter, when fully executed, together with the Employment Agreement, reflects the entire agreement regarding the terms and conditions of your employment and promotion. Unless expressly modified by this Letter, the terms and conditions of the Employment Agreement, including without limitation your confidentiality undertaking, will remain the same.

2.	Responsibilities & Duties

In your new role as President, Product and Technology Commercialization, you will have such authority, duties, and responsibilities as are commensurate with such position and you will continue to report to the Chief Executive Officer of Patheon. It is expected that your assumption of these global responsibilities will require a transition out of certain responsibilities you now hold. You will also be responsible for the functions and responsibilities set out in the Position Description attached hereto as Schedule A.

3.	Compensation & Benefits

a.	Base Salary: In recognition of these changes in your responsibilities, your annual base salary will be increased to $400,000, subject to standard withholdings and deductions and payable in regular installments in accordance with the Company’s normal payroll practices.

b.	Options: Further, in recognition of your new role and subject to the approval of the Board of Directors of Patheon, you will be granted additional options to acquire 20,000 of Patheon’s restricted voting shares, subject to Patheon’s 2011 Amended and Restated Incentive Stock Option Plan (the “Stock Option Plan”) and related stock option award agreement. Except as otherwise provided in the Stock Option Plan and related stock option award agreement, the options will vest in five (5) equal installments on each of the first five (5) anniversaries of the Amendment Effective Date, subject to your continued employment with the Patheon Group until the relevant vesting dates . The subscription price for the shares under option will be the market price (as defined in the Stock Option Plan) on the date of grant. All options granted to you will expire ten (10) years from the date of grant.

c.	Other Benefits: All other compensation and benefits terms (including without limitation, severance terms) shall be as provided in your Employment Agreement. For purposes of clarity, any changes, modifications, or additions to your compensation and benefits terms require the review and approval of Patheon’s Compensation and Human Resources Committee (i.e., cannot be approved at the Company level).

4.	Change in Control: The definition of “Change in Control” (Section 1.2(f) of the Employment Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“1.2(f)             “Change in Control” means any of the following events:

(i)	Any “Person” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than JLL Partners or its affiliates, becomes a “Beneficial Owner” (within the meaning of Exchange Act Rule 13d-3) of more than fifty percent (50%) of the voting power of the then outstanding voting securities of Patheon entitled to vote generally in the election of directors;

(ii)

There is consummated a merger or consolidation of Patheon or any direct or indirect subsidiary of Patheon with any other company, other than a merger or consolidation that would result in the voting securities of Patheon outstanding immediately prior to such merger or consolidation continuing to represent (either by

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remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least fifty percent (50%) of the combined voting power of the securities of Patheon or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation;

(iii)	The shareholders of Patheon approve a plan of complete liquidation or dissolution of the company or there is consummated an agreement for the sale or disposition by Patheon of all or substantially all of its assets; or

(iv)	with respect to Patheon’s Products Business, (a) the sale of all or substantially all of the assets comprising the Product Business or (b) the date that any “Person” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than a member of the Affiliated Group, both (A) is or becomes a “Beneficial Owner” (within the meaning of Exchange Act Rule 13d-3) of more than fifty percent (50%) of the voting power of the then outstanding voting securities of the Products Business Entity (which is currently Banner Pharmacaps Inc.) and (B) has voting control of the Products Business Entity.

However, in no event shall a “Change in Control” be deemed to have occurred for purposes of this Agreement solely because Patheon (or any member of the Affiliated Group) engages in an internal reorganization, which may include a transfer of assets to, or a merger or consolidation with, one or more members of the Affiliated Group.

As used herein, the “Products Business” means the business unit of the Affiliated Group dedicated to the development, commercialization, marketing and distribution of drug products that are owned or controlled by Patheon or another member of the Affiliated Group.”

As used herein, the “Products Business Entity” means the member of the Affiliated Group that owns the assets comprising the Products Business.”

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By executing this Letter, you confirm your decision to accept this promotion and the amendments to the terms of your Employment Agreement and you agree that your employment will be governed by the Employment Agreement, as amended by this Letter.

Very truly yours,

Patheon Pharmaceutical Services Inc.

/s/ James C. Mullen

James C. Mullen
Chief Executive Officer

Read, understood, consented, and agreed as of this 29th day of January, 2013:

SIGNED, SEALED AND DELIVERED	)
in the presence of	)
)
)
)
/s/ Jason B. Conner	)	/s/ Geoffrey M. Glass
Name of Witness: Jason B. Conner		Geoffrey M. Glass

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Schedule A

Position Description

President, Product and Technology Commercialization

Reporting to the CEO, the President, Product and Technology Commercialization will lead the business’ strategic initiatives and manage the business on a day-to-day basis. The primary objective will be to drive profitable growth through increased market share globally. Growth will be driven by quickly recognizing the expanding opportunities available to the Company through long-term and deep integrated strategic relationships that have become the cornerstone of the services industry within the biopharmaceuticals industry.

The President, Product and Technology Commercialization will be a strategically adept, operationally astute, customer focused and growth oriented leader. He will have a strong commitment to product innovation and development, and quality and regulatory compliance. The Global Head of Procurement will create and implement a continuous improvement approach which will encompass a wide range of activities such as:

•	Develop a unified, global product and technology strategy as well as vision for the business unit

•

Develop and oversee the implementation of a strategic plan and P&L which achieves improvement in revenue, profitability and growth as a function of time for the Rx, OTC and Nutritional product business.

•	Work with other Patheon leaders and business units for opportunities to drive value for our customers and ourselves

•	Establish a global culture for the corporation that aligns and supports the mission, vision and strategic plan

•	Selects, develops and motivates required management talent to maintain a subordinate organization with sufficient breadth and depth to attain established strategic objectives

•	Build and manage a leadership team that can effectively:

a.	Establish commercial routes and go-to-market strategies for Rx, OTC and Nutritional product businesses on a world-wide basis

b.	Set technology and product development priorities

c.	In-license products that create value and exploit existing, and establish new, commercial channels

d.	Out-license products and/or technologies to create value for the company

e.	Gain regulatory approval(s) as required for products and/or technologies

f.	Drive synergies, where appropriate with the other elements of Patheon business units

The President, Product and Technology Commercialization along with business unit leadership will be responsible for upholding internal and external policies, regulations and laws. The President, Product and Technology Commercialization maintains a working knowledge of applicable federal, state and local laws and regulations as well as any internal policies (e.g., code of ethics) or procedures to ensure that the behavior exhibited by the organization is honest, ethical and professional.

This position description is not intended as a complete list of all responsibilities and responsibilities may change.

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